EXHIBIT 99.1

Exactech 2016 Revenue Up 7% to $257.6 Million, Q4’16 Revenue Increased 6% to $66.2 Million

Extremities Revenues Reached $100.3 Million, up 16% vs. Prior Year

GAINESVILLE, Fla. - February 21, 2017 - Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products and biologic solutions for extremities, knee and hip, announced today that revenue for 2016 increased 7% to $257.6 million from $241.8 million in 2015. Domestic revenue increased 5% to $176.8 million and international revenue increased 10% to $80.8 million in 2016. Diluted earnings per share for the year was $0.01 based on net income of $0.2 million, including the impact of $1.17 in earnings per share charges related to impairment, restructuring and tax valuation allowances, compared to 2015 net income of $14.8 million and diluted earnings per share of $1.04. Net income and diluted earnings per share for 2016 were significantly impacted by $14.5 million, net of taxes, in impairment and restructuring charges and $2.2 million in tax valuation allowances or $1.17 per share that were recognized in the fourth quarter of 2016. Excluding these charges, 2016 adjusted net income and adjusted diluted earnings per share were $16.8 million and $1.18, respectively; an 18% increase compared to 2015 adjusted net income and adjusted diluted earnings per share of $13.9 million and $0.98, respectively.

2016 Full Year Highlights and Segment Performance

•	Extremity revenues increased 16% to $100.3 million from $86.7 million, a 16% constant currency increase

•	Knee revenue increased 4% to $76.2 million from $73.1 million, a 4% constant currency increase

•	Hip revenue increased 8% to $46.7 million from $43.1 million, a 7% constant currency increase

•	Biologic & spine revenues decreased 14% to $19.5 million from $22.8 million, a 14% constant currency decrease

•	Other revenues decreased 9% to $14.8 million from $16.2 million, an 8% constant currency decrease

2016 Fourth Quarter Highlights and Segment Performance
For the fourth quarter of 2016, revenue was $66.2 million, an increase of 6% from $62.7 million in 2015 and an increase of 5% on a constant currency basis. Domestic sales increased 1% to $45.3 million and international sales increased 17% to $20.9 million compared to the fourth quarter of 2015. Net loss for the fourth quarter of 2016 was $11.8 million, or $0.82 per diluted share, compared to $4.1 million in net income, or $0.29 per diluted share income, for the fourth quarter

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of 2015. Fourth quarter net income was impacted by the entire $1.17 diluted earnings per share charges noted above. Fourth quarter segment revenues were as follows:

•	Extremity revenues increased 16% to $27.3 million from $23.4 million, a 17% constant currency increase

•	Knee revenue increased 7% to $19.8 million from $18.5 million, a 6% constant currency increase

•	Hip revenue increased 2% to $11.2 million from $11.0 million, unchanged constant currency

•	Biologic & spine revenues decreased 28% to $4.3 million from $6.0 million, a 27% constant currency decrease

•	Other revenues decreased 6% to $3.7 million from $3.9 million, a 5% constant currency decrease

Management Comment
Exactech CEO and President David Petty said, “We are pleased with our strong performance in 2016 and we believe we are well positioned for another solid year in 2017. The 2016 results reflect excellent surgeon acceptance of Exactech innovations, including our three new revision systems, as well as the positive impact of our sales channel development strategy.

“Total sales for the year were up 7% to $257.6 million. Domestic revenue increased 5% to $176.8 million, and international revenue increased 10% to $80.8 million. For the fourth quarter of 2016, total sales rose 6% to $66.2 million. Domestic sales were up 1% to $45.3 million and International sales increased 17% to $20.9 million.

“We are enthusiastic about a return to double-digit growth in our extremities business, Exactech’s largest operating segment, which led the way with a 16% gain while reaching a milestone of $100 million in annual revenue. Once again this underscores the market’s support for our comprehensive Equinoxe® shoulder system and its highly competitive range of glenoid solutions along with the early acceptance of our Equinoxe Humeral Reconstruction Prosthesis. We were also pleased to begin cases with our new Vantage® Total Ankle System. We recorded another solid year in our knee segment with a 4% gain as we ramped up the revision knee rollout in the fourth quarter which should carry momentum into 2017. Our hip segment revenues rose 8% reflecting contributions from the increased availability of the Alteon® Monoblock Revision Hip Stem.

“Looking ahead, we plan to launch a new comprehensive knee system, TruliantTM, during the second half of 2017. We are expanding our ExactechGPS® computer assisted surgery system from one to four applications including two additions to further support knee surgery as well as our first application for the shoulder. We will continue to execute our sales force development initiative, which has been an important contributor to our growth. These plans, in addition to our decision to exit the spine business and some other strategic restructuring, position Exactech for improved profitability in 2017 and beyond. We are proud of Exactech people around the world who remain dedicated to making the company and our products better than ever,” Petty said.

Chief Financial Officer Jody Phillips said, “We are optimistic about 2017 based on the momentum in revenue growth in our large joint segments in the latter portion of 2016. The $14.5 million net of tax in impairment and restructuring charges, primarily related to the spine business, were largely

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non-cash in nature and put us in a solid position to focus on driving sales growth and operating margin expansion going forward. Due to profitability challenges in certain European and Asian markets, we also recognized $2.2 million in tax valuation allowances during the fourth quarter that significantly impacted our effective tax rate, net income and diluted earnings per share. On an adjusted basis, excluding the impact of the restructuring, impairment and tax valuation charges, our fourth quarter and full year net income was within the range of our original expectations for 2016 and adjusted diluted earnings per share was $1.18 for the full year and $0.34 for the fourth quarter. A detailed reconciliation of this adjusted basis income and diluted earnings per share is provided later in this press release. Full year gross margins decreased to 68.8% from 69.6% primarily due to currency and pricing pressures in our international business. During the first quarter of 2017, we are anticipating an additional $0.9 million in charges related to the divestiture of the spine assets which is expected to impact first quarter diluted earnings per share by $0.04.”

Looking forward, Exactech confirmed 2017 revenue guidance of $264-$272 million and diluted EPS target of $1.20-$1.28, including the impact of the first quarter $0.04 diluted earnings per share charge related to the spine business transition. On an adjusted basis diluted EPS target is $1.24-$1.32. For the first quarter of 2017, the company anticipates revenues of $66-$68 million and diluted EPS of $0.26-$0.28, including the first quarter charges. On an adjusted basis diluted EPS target is $0.30-$0.32 for the first quarter of 2017.The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team today, Tuesday, February 21st at 10:00 a.m. Eastern Time. The call will cover Exactech’s fourth quarter and year-end 2016 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-471-3836 any time after 9:50 a.m. Eastern on February 21. International and local callers should dial 1-719-325-2475. A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=122940. This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140	Julie Marshall or Frank Hawkins Hawk Associates 305-451-1888 E-mail: EXAC@hawkassociates.com
Media contact Priscilla Bennett, Vice President, Corporate & Marketing Communication 352-377-1140

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EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,052	$12,713
Accounts receivable, net of allowances of $1,473 and $1,011	53,051	52,442
Prepaid expenses and other assets, net	3,075	2,552
Income taxes receivable	2,140	486
Inventories – current	65,264	71,429
Assets held for sale	6,477	—
Total current assets	143,059	139,622

PROPERTY AND EQUIPMENT:
Land	4,474	4,494
Machinery and equipment	42,034	37,008
Surgical instruments	132,134	123,533
Furniture and fixtures	4,700	4,655
Facilities	21,726	20,348
Projects in process	2,473	1,218
Total property and equipment	207,541	191,256
Accumulated depreciation	(100,234)	(96,713)
Net property and equipment	107,307	94,543

OTHER ASSETS:
Deferred financing and deposits, net	968	858
Equity investment	2,047	—
Deferred tax asset	887	—
Non-current inventory	15,723	8,995
Product licenses and designs, net	9,102	11,121
Patents and trademarks, net	821	1,426
Customer relationships, net	476	92
Goodwill	13,819	18,850
Total other assets	43,843	41,342
TOTAL ASSETS	$294,209	$275,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,566	$13,932
Income taxes payable	780	603
Accrued expenses and other liabilities	11,832	9,498
Other current liabilities	2,927	792
Total current liabilities	33,105	24,825

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,773	443
Long-term debt, net of current portion	20,000	16,000
Other long-term liabilities	5,089	5,850
Total long-term liabilities	26,862	22,293
Total liabilities	59,967	47,118

SHAREHOLDERS’ EQUITY:
Common stock	144	142
Additional paid-in capital	87,319	81,963
Treasury stock	(3,042)	—
Accumulated other comprehensive loss	(8,611)	(11,986)
Retained earnings	158,432	158,270
Total shareholders’ equity	234,242	228,389

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$294,209	$275,507

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Twelve Month Periods
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
NET SALES	$66,232	$62,732	$257,573	$241,838

COST OF GOODS SOLD	20,843	19,066	80,251	73,639
Gross profit	45,389	43,666	177,322	168,199

OPERATING EXPENSES:
Sales and marketing	23,614	23,194	92,452	87,095
General and administrative	5,442	5,680	22,182	22,483
Research and development	5,882	4,995	21,377	19,384
Restructuring and impairment	15,673	—	15,673	—
Depreciation and amortization	4,682	4,243	18,008	16,940
Total operating expenses	55,293	38,112	169,692	145,902

INCOME FROM OPERATIONS	(9,904)	5,554	7,630	22,297

OTHER INCOME (EXPENSE):
Interest income	(20)	2	15	9
Other income	333	377	448	468
Interest expense	(297)	(453)	(1,013)	(1,313)
Foreign currency exchange gain (loss)	(997)	(269)	(332)	(1,131)
Total other income (expense)	(981)	(343)	(882)	(1,967)

INCOME (LOSS) BEFORE INCOME TAX AND EQUITY IN LOSS OF INVESTEE	(10,885)	5,211	6,748	20,330

PROVISION FOR INCOME TAXES	853	1,095	6,533	5,563

INCOME BEFORE EQUITY IN LOSS OF INVESTEE	(11,738)	4,116	215	14,767

EQUITY IN LOSS OF INVESTEE, NET OF TAX	(53)	—	(53)	—

NET INCOME (LOSS)	$(11,791)	$4,116	$162	$14,767

BASIC EARNINGS (LOSS) PER SHARE	$(0.83)	$0.29	$0.01	$1.05

DILUTED EARNINGS (LOSS) PER SHARE	$(0.83)	$0.29	$0.01	$1.04

SHARES - BASIC	14,198	14,100	14,078	14,022

SHARES - DILUTED	14,198	14,179	14,281	14,202

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Non-GAAP Disclosure and Reconciliation

We present certain non-GAAP results as a supplement to our financial results based on GAAP, as we believe it is useful to exclude certain items in order to focus on what we regard to be a more reliable indicator of the underlying operating performance of our business. Because we operate internationally, we present the percentage change in sales by reporting segment on a constant currency basis, which is a non-GAAP financial measure. We calculate this change on a constant currency basis by translating current period sales at the comparable average historical exchange rates for the same period in the prior year. We believe that presenting the percentage change in sales on a constant currency basis assists in the understanding of actual sales fluctuations by excluding the impact of foreign currency fluctuations.

Additionally, we report on a non-GAAP basis adjusted net income and adjusted diluted earnings per share excluding certain charges related to restructuring activities, asset impairment charges, tax valuation allowances, and asset sale gains or losses. We believe the exclusion of these charges provides the reader with more comparable financials to better analyze historical company trends. The following items have been adjusted to assist in the comparability:

•	Discontinuation of an international distributor and the gross margin impact of expected sales return due to dissolution of the agreement;

•	Restructuring related charges including legal and compensation charges;

•	Gain on sale of a product line in 2015

•	Tangible and intangible asset impairment of our spine assets as a result of annual testing and subsequent sale of spine assets;

•	Impairment of biologics assets related to the abandonment of our cartilage project;

•	Biologics and spine goodwill impairment, resulting from the annual goodwill impairment test;

•	Tax benefit resulting from the impairment and restructuring charges; and

•	Tax valuation allowances related to continued losses of certain foreign subsidiaries.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
(in thousands, except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$(11,791)	$(0.83)	$4,116	$0.29	$162	$0.01	$14,767	$1.04

Gross margin:
Distributor sales return	406	0.03	—	—	406	0.03	—	—
Spine inventory impairment	694	0.04			694	0.04
Gross margin adjustment	1,100				1,100

Operating expenses:
Restructuring expenses	1,274	0.07	—	—	1,274	0.07	—	—
Sale of product line	—	—	—	—	—	—	(301)	(0.02)
Spine asset impairment	5,307	0.24	—	—	5,307	0.24	—	—
Biologics impairment	1,539	0.11	—	—	1,539	0.11	—	—
Goodwill impairment	7,553	0.53	—	—	7,553	0.53	—	—
Operating expense adjustment	15,673		—	—	15,673		—	—

Tax benefit on adjustments	(2,260)		—	—	(2,260)		—	—
Tax valuation allowances	2,156	0.15	—	—	2,156	0.15	(536)	(0.04)
Total adjustments	16,669	1.17	—	—	16,669	1.17	(837)	(0.06)
Adjusted results	$4,878	$0.34	$4,116	$0.29	$16,831	$1.18	$13,930	$0.98

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We also provide adjusted forward looking guidance on diluted earnings per share for the first quarter and full year for 2017. We believe this adjusted guidance will assist in comparative measures. The following reconciles the guidance ranges to expected guidance on a GAAP basis:

	Three Months Ended	Twelve Months Ended
	March 31, 2017	December 31, 2017
Expected diluted EPS range on GAAP basis	$0.26 - $0.28	$1.20 - $1.28

Spine asset divestiture	0.06	0.06
Tax benefit of adjustments	(0.02)	(0.02)
Total adjustments	0.04	0.04

Adjusted total diluted EPS range	$0.30-$0.32	$1.24-$1.32

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